Exhibit 99.1

                                       Company Contact:      Richard Olicker
                                                             President
                                                             Steven Madden, Ltd.
                                                             (718) 446-1800

                                       Investor Relations:   Cara O'Brien
                                       Press:                Melissa Merrill
                                                             Financial Dynamics
                                                             (212) 850-5600
FOR IMMEDIATE RELEASE
---------------------


                     STEVEN MADDEN, LTD. ANNOUNCES POSITIVE
                   PRELIMINARY RESULTS FOR THE SECOND QUARTER

LONG ISLAND CITY, N.Y. - July 19, 2005 - Steven Madden, Ltd. (NASDAQ: SHOO), a leading designer, wholesaler and marketer of fashion footwear for women, men and children, today announced preliminary results for the second quarter ended June 30, 2005.

         Based on stronger than anticipated trends in both the wholesale and retail divisions, the Company expects to report second quarter net sales in the range of approximately $100 million to $101 million, compared with $86.2 million in the same period of the prior year, an increase of approximately 16%. This reflects an increase in total retail sales of approximately 23% and a same-store sales increase of approximately 13% for the quarter on top of a 15% same-store sales increase in the second quarter last year. Net sales also includes an approximate 14% increase in wholesale revenues reflecting particularly strong results in Madden Mens and improvements in Candie's.

         In addition, while the market has remained challenging, increased shipments out of the high-margin Madden Mens open stock program and expanded gross margin in Candie's and l.e.i. improved overall gross margin. Further, SG&A as a percentage of sales declined versus the comparable period last year, contributing to increased operating margin for the quarter. As a result, the Company anticipates that second quarter earnings will exceed plan, ranging between approximately $0.36 and $0.39 per diluted share based on approximately
13.5 million diluted weighted average shares outstanding. This compares to earnings per diluted share of $0.28 on 14.4 million diluted weighted average shares outstanding in the second quarter last year.

         With respect to the outlook for the balance of the year, based on the positive year to date sales trends, coupled with projections for the business in the second half, the Company currently expects 2005 net sales to increase in the mid single digits over 2004. With respect to expectations for earnings per diluted share, previous guidance already assumed an improvement in the second half of 2005 versus the comparable period in the prior year. Further, the Company remains cautious about the balance of the year and continues to expect challenges related to sustained margin pressure in the wholesale and retail businesses. Taking all of these factors into account, the Company currently anticipates that full year earnings will be between approximately $0.90 and $0.93 per diluted share.

         "Our performance during the second quarter shows that we are making significant strides in the effort to strengthen the business and effectively combat the various challenges we are facing in the marketplace," said Jamieson Karson, Chairman and Chief Executive Officer. "Specifically, we are delivering on a number of the goals we communicated in the recent timeframe - we are driving top line growth, increasing gross margin, leveraging our cost structure, improving inventory productivity, further building the Steve Madden brand, and enhancing shareholder value. While we believe it is prudent to remain cautious about the future, we remain focused on continuing to improve our operations and positioning the Company for long-term success."

         The Company intends to report its final second quarter results on Tuesday, August 2, 2005 and will hold a conference call the same day at 10 a.m. Eastern Time.


Steven Madden, Ltd. designs and markets fashion-forward footwear for women, men and children. The shoes are sold through Steve Madden retail stores, department stores, apparel and footwear specialty stores, and on-line at www.stevemadden.com. The Company has several licenses for the Steve Madden brand, including eyewear, hosiery, and belts, owns and operates two retail stores under its Steven brand, and is the licensee for l.e.i Footwear, Candie's Footwear and UNIONBAY Men's Footwear.


Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties readers are urged to consider statements labeled with the terms "believes", "belief", "expects", "intends", "anticipates" or "plans" to be uncertain and forward-looking. The forward looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.

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